NUMBER

INTEREST



INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE

SNOWDEN, INC.

This is to certify that ______________ SPECIMEN ______________ *is the owner of* ______________ *fully paid and non-assessable Shares of the Common Stock of the above named Corporation transferable only on the books of the Corporation by the holder hereof in person or by a duly authorized attorney upon surrender of this certificate properly endorsed.*

In Witness Whereof, *the Corporation has caused this certificate to be executed by its duly authorized management this* ______________ *day of* ______________ *20*______.

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